Exhibit 4.5

ENGLISH SUMMARY OF THE LEASE AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

BY AND BETWEEN

POINTER (EDEN TELECOM GROUP) LTD.

AND

MENASHEH MASHIACH, TZION MASHIACH AND ELIAHU MASHIACH

Dated July 24, 2002

(the “Agreement”)

Term: Premises: Landlord: Tenant: Lease Payments (Monthly): Term Extensions: Termination Provisions:	July 14, 2002 - July 13, 2005 ("Term"). The
Term may be shortened by the Tenant (as defined
below) upon six months written notice.

51 Ben-Tzion Galis St., First Floor, Petach
Tikvah, Israel, at Block 6354, Plot 58 (the
"Property")

Menasheh Mashiach, Tzion Mashiach and Eliahu
Mashiach (together, the "Landlord").

Pointer (Eden Telecom Group) Ltd.

An amount in NIS equal to $4,250.

The Tenant shall have the right to extend the
rental period for an additional four-year period
("Extended Term"), upon six months written notice
prior to the end of the Term. The Extended Term
may not be shortened.

Both parties shall have the right to terminate
the Agreement by giving six months advanced
notice.

Comments:

—	The term of the Agreement was due to expire on July 13, 2005, but the parties to the Agreement, agreed that the term be extended until terminated by six months advanced notice of such termination by either party.